Exhibit 10.22

REAL ESTATE LEASE

This Lease Agreement (“Lease”) is made effective as of the January 1, 2002 (Date), by and between LifeLink Building, LLC (“Landlord”), and LifeLink Corporation (“Tenant”). The parties agree as follows:

1.                         Premises. Landlord, in consideration of the lease payments provided in this Agreement, leases to Tenant 5,500 sq. feet in the The LifeLink Building (the “Premises”) located at 1918 Prospector Drive, Park City, UT 84060.

2.                         Tcrm. The lease term shall commence on the Date and run for sixty (60) months. This Lease shall be renewable at the then current market lease rate, subject to the terms of this lease, at the option of the Tenant, for an additional period of twelve months, on January 1, 2007. The renewal option must be exercised by written notice to Landlord sixty (60) days prior to the end of the lease period.

3.                         Lease Payments. Tenant shall pay to Landlord monthly lease payments of $11,000.00, payable in advance, on the first day of each month. Lease payments shall be increased by 4% of the previous year’s payments at the end of each twelve-month period. Such payments shall be made to Landlord at 1918 Prospector Ave., Park City, UT 84060. This address may be changed from time to time by Landlord.

4.                         Utilities and Services. Landlord shall pay all utilities and services in connection with the Premises.

5.                         Security Deposit. At the time of signing of this Lease, Tenant shall pay to Landlord, in trust, the sum of $0.00 to be held and disbursed for Tenant damages to the Premises (if any) as provided by law.

6.                         Late Payments. Tenant shall also pay a late charge equal to 1.00% of the required monthly payment for each payment that is not paid within 15 days after the due date for such late payment.

7.                         Possession. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

8.                         Use of Premises. Tenant may use the Premises only for administrative offices, miscellaneous storage and for the operation of a service business. The Premises may not be used for any other purpose without the prior written consent of Landlord.

9.                         Maintenance. Landlord shall have the obligation to maintain the Premises in good repair at all times.

10.                   Access by Landlord to Premises. Subject to Tenant’s consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workmen. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant’s consent.

11.                   Property Insurance. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

12.                   Liability Insurance. Tenant shall maintain public liability insurance with personal injury limits of at least $1,000,000.00 for injury to one person, and $1,000,000.00 for any one accident, and a limit of at least $300,000.00 for damage to property. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

13.                   Indemnity Regarding Use of Premises. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s negligence in its use of the Premises. Landlord agrees to indemnify, hold harmless, and defend Tenant from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Tenant may suffer or incur in connection with Landlord’s negligence in its management and maintenance of the Premises.

14.                   Dangerous Materials. Tenant shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

15.                   Taxes. Landlord shall pay all real estate taxes, assessments and association fees for the Premises.

16.                   Mechanics Liens. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to give actual advance notice to any contractors, subcontractors or supplies of goods, labor, or services that such liens will not be valid.

17.                   Defaults. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 30 days (or any other obligation within 30 days after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord’s rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. In the event Tenant fails to cure the default after receipt of written notice from the Landlord, Tenant shall pay all reasonable costs, damages, and expenses suffered by Landlord by reason of Tenant’s defaults.

18.                   Cumulative Rights. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

19.                   Assignability/Subletting. Tenant may not assign or sublease any interest in the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.

20.                   Entire Agreement/Amendment. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

21.                   Severability. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22.                   Subordination of Lease. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises, provided that any such mortgage shall not extend to Tenant its agreement of non-disturbance.

23.                   Amenities. Tenant shall have free use of the existing phone system in the building.

24.                   Quiet Enjoyment. Tenant shall have quiet enjoyment of the Premises, subject to the terms of this lease.

25.                   Notice. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

Landlord: LifeLink Building, LLC

1918 Prospector Ave.

Park City, UT 84060

Tenant: LifeLink Corporation

1918 Prospector Ave.

Park City, UT 84060

Such address may be changed from time to time by either party by providing notice as set forth above.

The parties hereby make this Lease Agreement effective by signing as shown below.

Landlord: LifeLink Building, LLC

By:	/s/ Craig Wm. Earnshaw	1/5/02
Craig Wm. Earnshaw, Manager

Tenant: LifeLink Corporation

By:	/s/ Craig Wm. Earnshaw
Name:	Craig Wm. Earnshaw, Manager
Title:	President